Exhibit 99.1

FOR IMMEDIATE RELEASE:
For further information, please contact:	Investor Contact:
Nancy Udell, S.V.P., PR & Advertising	Cheryl Scully, Treasurer and V.P. Investor Relations
(561) 682-4195	(561) 682-4211 phone, (561) 659-3689 fax
Leslie J. Monreal, Director of Public Relations
(561) 682-4134

PAXSON COMMUNICATIONS APPOINTS RICHARD GARCIA
TO CHIEF FINANCIAL OFFICER

(West Palm Beach, FL – April 6, 2004) – Paxson Communications Corporation (AMEX-PAX) (the “Company” or “Paxson”), the owner and operator of the nation’s largest broadcast television station group and the PAX TV network reaching 89% of U.S. households (approximately 96 million homes), today announced the appointment of Richard Garcia to Chief Financial Officer effective immediately. Mr. Garcia replaces Tom Severson.

Since September 2003, Mr. Garcia has served as Vice President, Controller and Chief Accounting Officer of Paxson. Prior to joining Paxson, Mr. Garcia served as Controller of DirecTV, Latin America, LLC and before that Claxson Interactive Group, an owner of television and radio broadcasting assets. Previous to that, he spent nine years as a Senior Manager of Deloitte & Touche, LLP where his client base included multi-national organizations, governmental enterprises and various other companies. Mr. Garcia is a Certified Public Accountant and holds a BS in Accounting from Florida International University.

Paxson’s Chairman and Chief Executive Officer, Lowell W. Paxson, commented, “With an extensive background in accounting for media and entertainment companies, Richard has a thorough understanding of our business and industry, and he has served Paxson well since joining our company last year. We are excited to have Richard join the executive team.”

About Paxson Communications Corporation

Paxson Communications Corporation owns and operates the nation’s largest broadcast television distribution system and PAX TV, family television. PAX TV reaches 89% of U.S. television households via nationwide broadcast television, cable and satellite distribution systems. PAX TV’s 2003-2004 original programming slate features all new episodes of returning original drama series including, “Doc,” starring recording artist Billy Ray Cyrus and “Sue Thomas: F.B.Eye,” starring Deanne Bray. Other original PAX series include “It’s A Miracle” with new host Roma Downey, “Candid Camera” hosted by Peter Funt and Dina Eastwood and “Animal Tails” hosted by Mark Curry. For more information, visit PAX TV’s website at www.pax.tv.

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